CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), made and entered into effective as of August 10, 2020 (the “Effective Date”), by and between CSI Compressco GP Inc., a Delaware corporation (the “Company”), as the general partner of CSI Compressco LP (the “Partnership”) and Roy E. McNiven (“Executive”).

WHEREAS, the Company and Executive desire to enter into an agreement regarding their respective rights and obligations in connection with a Change of Control during the Term of this Agreement;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Term.  This Agreement shall begin on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the second anniversary of the Effective Date and each anniversary thereafter, the term of this Agreement shall automatically be extended for successive one year periods (each, a “Renewal Term”) (such Initial Term, plus any Renewal Terms, plus, in the event of Executive’s Qualifying Termination for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason (the “Term”)), unless at least 90 days prior to the expiration of the Initial Term or any Renewal Term the Board shall give written notice to Executive that the Term of this Agreement shall cease to be so extended.  However, if a Change of Control shall occur during the Term, the Term shall automatically continue in effect for a period of two (2) years from the date of such Change of Control plus, in the event of Executive’s Qualifying Termination for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason.  This Agreement shall automatically terminate upon Executive’s Termination, except as provided in the definition of Protected Period and as contemplated by Section 6(e) hereof; provided, that Termination of this Agreement shall not (i) alter or impair any rights of Executive arising under this Agreement on or prior to such termination, or (ii) relieve Executive of the covenants and agreements under Section 4 hereof, as applicable.

2.Qualifying Termination.  If a Qualifying Termination occurs with respect to the Executive, Executive shall be entitled to the benefits provided in Section 3 hereof.  If Executive’s employment terminates for any reason other than for a Qualifying Termination, then Executive shall not be entitled to any benefits under this Agreement; provided that Executive’s right to receive the Accrued Obligations, if any, shall not be affected by this Agreement.

3.Benefits Upon a Qualifying Termination.

(a)Lump Sum.  Subject to Section 3(c) and 3(d), if a Qualifying Termination occurs with respect to the Executive, then in addition to the Accrued Obligations, for which no Release of Claims is required, the Company shall pay to Executive, on the 60th day following the Date of Qualifying Termination, an amount, in a single lump sum payment, equal to the sum of:

(i)(A) an amount equal to any unpaid Annual Bonus attributable to the immediately preceding calendar year and an amount equal to any unpaid Long Term Bonus attributable to a performance period ending as of the end of the immediately preceding calendar year, each as would have been paid to Executive if Executive had remained employed with the Company until the date any such Annual Bonus or Long Term Bonus would have been paid, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period (if the amount of such Annual Bonus and/or Long Term Bonus has not been calculated as of the Date of Qualifying Termination, then, notwithstanding the initial paragraph of Section 3(a) above, such amounts shall be paid within 10 days of calculation), plus, (B) an amount equal to Executive’s Target Annual Bonus for the Termination Year (prorated from the first day of the performance period to Date of Termination), plus (C) an amount equal to Executive’s Target Long Term Bonus for each outstanding Long Term Bonus; provided that any payment pursuant to this Section 3(a)(i) shall be in full satisfaction of the Annual Bonus or Long Term Bonus opportunities to which such payment relates and that was awarded to Executive under a plan or agreement between Executive and the Company or any Affiliate; plus

(ii)The product of two (2) multiplied by the sum of Executive’s Base Salary and an amount equal to the Target Annual Bonus for the Termination Year (not prorated); plus

(iii)An amount equal to the aggregate premiums and any administrative fees applicable to Executive due to election of continuation coverage that  Executive would  be required to pay if Executive elected to continue, under the group health plan maintained by the Company or any Affiliate, medical and dental benefits for Executive and Executive’s eligible dependents for a period of two (2) years following the Date of Termination and Executive was required to pay the full cost of such continuation coverage without subsidy from the Company or any Affiliate.  The amount of the payment to Executive pursuant to this Section 3(a)(iii) shall be determined using the premiums Executive would be required to pay for continuation coverage without subsidy from the Company or any Affiliate if Executive elected continuation coverage as of the Date of Termination, based on Executive’s coverage elections in effect on day immediately preceding the Date of Termination under such group health plan.

(b)Awards.  Subject to Section 3(c) and 3(d), if a Qualifying Termination occurs with respect to the Executive, then (i) except as expressly prohibited as of the Effective Date by the terms of the applicable plan under which any such award is granted, all stock options, restricted units, phantom units, unit awards, unit appreciation rights, or other awards based in common units of the Partnership held by Executive and not previously vested shall become immediately 100% vested as of the Date of Termination (except with respect to an award that is subject to the Section 409A Rules if such acceleration would result in the imposition of applicable taxes and interest under the Section 409A Rules) and (ii) each option shall remain exercisable until the respective expiration dates of such options.  Unless such acceleration is expressly prohibited as of the Effective Date by the terms of the applicable plan under which any such award is granted, the accelerated vesting of all options, restricted units, phantom units, unit awards, unit appreciation rights or other awards required by this Section 3(b) shall govern and have the effect of amending the award agreement relating to the award to be accelerated.

(c)Release.  Notwithstanding anything in this Agreement to the contrary, no payment other than payment of the Accrued Obligations shall be made or benefits provided pursuant to this Agreement unless and until Executive signs and returns to the Company within 50 days following the date of a Qualifying Termination, and does not revoke within seven days thereafter, a release and waiver agreement (the “Release of Claims”) in substantially the same form as that attached hereto as Exhibit A, in exchange for the benefits described in this Section 3, releasing and waiving all claims for liability and damages in any way related to Executive’s employment against the Partnership Group, TETRA Technologies, Inc. (“TETRA”), and their respective affiliates, directors, officers, employees and agents, and their respective employee benefit plans and fiduciaries and agents of such plans.

(d)Section 409A Rules.

(i)This Agreement is intended to comply with the Section 409A Rules and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of the Section 409A Rules.  If a provision of the Agreement would result in the imposition of applicable taxes and interest under the Section 409A Rules, such provision may be reformed to avoid, to the extent possible, imposition of such taxes and interest and no action taken to comply with the Section 409A Rules shall be deemed to adversely affect any rights or benefits of Executive hereunder.

(ii)To the extent that any reimbursement or benefit in kind hereunder is subject to the Section 409A Rules, such reimbursement or benefit in kind shall be administered in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  Specifically, (A) the applicable reimbursements and benefits in kind shall be such reimbursements and benefits in kind allowable pursuant to the Company’s standard policies and procedures as apply to the Company’s executive employees generally, (B) the amounts reimbursed and in-kind benefits under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (C) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (D) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (E) the right to reimbursement of expenses incurred or to provision of benefits in kind shall terminate four years from Executive’s Date of Termination.

(iii)If Executive is a “specified employee” within the meaning of the Section 409A Rules as of his Date of Termination, no distributions or benefits that are subject to, and not otherwise exempt from, the Section 409A Rules shall be made under this Agreement before the date that is six months and two days after the Date of Termination (or, if earlier, the date of Executive’s death).

(iv)If payment of any amount pursuant to this Agreement on the 60th day following the Date of Qualifying Termination would cause such amount to be subject to additional taxes under the Section 409A Rules, such amounts shall be paid in accordance with the terms governing the timing of such payment as provided in the applicable plan or agreement.

4.Restrictions and Obligations of Executive.

(a)Access to, and Acknowledgement of Value of, Confidential Information. On the basis of certain existing agreements of confidentiality and non-disclosure by Executive for the benefit of the Partnership Group and/or TETRA, the Partnership Group and/or

TETRA have previously made available to Executive Confidential Information regarding the Partnership Group and its business operations and in return for such existing agreements and Executive’s acknowledgements and agreements contained herein, the Company agrees to provide, or cause the Partnership Group to provide, Executive with (i) Confidential Information regarding the Partnership Group and its business operations arising after the date hereof and (ii) access to certain of the Partnership Group’s customers, prospective customers, vendors and other parties with whom the Partnership Group conducts business, which will allow Executive the opportunity to develop business relationships and goodwill with such customers, prospective customers, vendors and other such parties  after the date hereof.  Executive acknowledges and agrees that the Confidential Information is of significant value to the Partnership Group and the protection against unauthorized disclosure and use of the Confidential Information and the business relationships and goodwill that may be developed by Executive in performing his/her duties on behalf of the Partnership Group is of critical importance to the Partnership Group.  The Company and Executive agree that in addition to the Partnership Group’s disclosure of the Confidential Information and the business relationships and goodwill that may be developed by Executive in performing his duties on behalf of the Partnership Group, the Company’s agreement to make the payments provided in this Agreement to Executive constitutes additional consideration for the Executive’s compliance with the undertakings set forth in this Section 4.  Notwithstanding any other provision of this Agreement to the contrary, Executive shall only be required to comply with the provisions of this Section 4 following the Date of Termination if Executive receives the benefits as provided in Section 3 above.

(b)Confidentiality.  Executive acknowledges that the Partnership Group and TETRA have previously provided Executive with Confidential Information and will continue to provide Executive with Confidential Information.  Executive agrees that Executive will not, while employed by the Company, any Affiliate, or any member of the Partnership Group and at any time thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties with the Partnership Group or TETRA or as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).  Executive acknowledges and agrees that such Confidential Information is the exclusive property of the Partnership Group and will only be used for the benefit of the Partnership Group.  Further, Executive waives and releases any claim that he/she should be able to use, for the benefit of any competing person or entity, Confidential Information that was received by Executive while working for the Company, or otherwise on behalf of the Partnership Group.

(c)Non-Solicitation or Hire.  During the term of Executive’s employment with the Company, any Affiliate, or any member of the Partnership Group and for a two-year period following Termination for any reason, Executive shall not, directly or indirectly (i) employ or seek to employ any person who is at the Date of Termination, or was at any time within the six-month period preceding the Date of Termination, an officer or senior level employee of the Company or any member of the Partnership Group or otherwise solicit, encourage, cause or induce any such employee of the Company or any member of the Partnership Group to terminate such employee’s employment with the Company or such member of the Partnership Group or to enter into employment with another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company or any member of the Partnership Group during such period) or (ii) take any action that would interfere with the relationship of the Company or any member of the Partnership Group with their suppliers or customers without, in either case, the prior written consent of the Board.

(d)Non-Competition.  During the term of Executive’s employment with the Company, any Affiliate, or any member of the Partnership Group and for a one-year period following Termination for any reason, Executive shall not, directly or indirectly, either individually or on behalf of, in partnership or conjunction with, any person or entity, as owner, officer, director, partner, member, investor, employee, principal, agent, shareholder or in any other capacity or manner whatsoever, be engaged in the Restricted Business anywhere in the Restricted Area.

Nothing contained in this Section 4 shall prohibit or otherwise restrict Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if such entity is a public entity and Executive (i) is not a controlling Person of, or a member of a group that controls, such entity and (ii) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity.

Notwithstanding the foregoing, the above-referenced limitations in clause (ii) of Section 4(c) and in Section 4(d) shall not apply in those portions of the Restricted Area located within the State of Oklahoma.  Instead, the Executive agrees that, in addition to the restrictions set forth in clause (i) of Section 4(c), the restrictions on the Executive’s activities within those portions of the Restricted Area located within the State of Oklahoma shall be as follows:  during the term of Executive’s employment with the Company, any Affiliate, or any member of the Partnership Group, and for a one-year period following Termination for any reason, the Executive will not directly solicit the sale of goods, services, or a combination of goods and services that constitute the Restricted Business from the established customers of the Partnership Group.  Following the termination of employment and during such one-year period thereafter, the Executive may solicit the sale of goods, services or a combination of goods and services from the established customers of the Partnership Group so long as such activities do not relate to the Restricted Business.

(e)Injunctive Relief.  Executive acknowledges that monetary damages for any breach of Section 4(b), (c), and (d) above will not be an adequate remedy and that irreparable injury will result to the Partnership Group, its business and property, in the event of such a breach.  For that reason, Executive agrees that in the event of a breach, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin Executive from violating such provisions.

(f)Severability.  The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 4 are reasonable and necessary in order to protect the Partnership Group’s valid business interests.  It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law.  If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified.  If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable.  The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions or agreements of this Section 4 shall be valid and enforceable.  Moreover, to the extent that any provision is declared unenforceable, the Partnership Group shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

5.Parachute Payment Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, if the Executive is a “disqualified individual” (as defined in Section 280G of the Code), and the severance benefits provided in Section 3, together with any other payments which the Executive has the right to receive, would constitute a “parachute payment” (as defined in Section 280G of the Code), the severance benefits provided hereunder that constitute a parachute payment shall be either (i) reduced (but not below zero) so that the aggregate present value of such payments received by the Executive from the Company will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever produces the better net after-tax result for the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).

(b)In making any reductions pursuant to Section 5(a), above, the Company shall reduce or eliminate amounts first by reducing those amounts that are not payable in cash, and then by reducing or eliminating cash amounts, in each case in reverse order beginning with amounts, if any, that are to be paid the farthest in time from the Date of Qualifying Termination; provided, however, that no amount that is subject to the Section 409A Rules shall be reduced or eliminated until all amounts that are not subject to the Section 409A Rules have been eliminated, and then all such amounts that are subject to the Section 409A Rules shall not be reduced in reverse order but shall be reduced proportionally.  The determination of the base amount, the present value of the parachute payments, and the amount of any benefit to be reduced shall be determined by the Company’s independent auditors, or such other nationally recognized accounting firm mutually acceptable to the Company and Executive, in accordance with the principles of Section 280G of the Code and based upon the advice of any tax counsel selected by such auditors or other accounting firm.  If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

6.Miscellaneous Provisions.

(a)Definitions Incorporated by Reference.  Reference is made to Annex I hereto for definitions of certain capitalized terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.

(b)No Other Mitigation or Offset; Legal Fees.  The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive mitigate the amount of any payment or benefit provided for in this Agreement by seeking or accepting other employment.  The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or health benefits received by Executive as the result of employment outside of the Partnership Group.  Without limitation of the foregoing, the Company’s obligations to Executive under this Agreement shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or Executive of the validity or enforceability of, or liability under, any provision of this Agreement other than Section 4 or any guarantee of performance thereto (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A).

(c)Cooperation.  If Executive becomes entitled to benefits under Section 3 of this Agreement, Executive agrees, for a one-year period following the Date of Termination, to provide reasonable cooperation to the Partnership Group in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary, provided such cooperation relates to matters concerning Executive’s duties with the Partnership Group and the requests do not, in the good faith opinion of Executive, materially interfere with Executive’s other activities.

(d)Successors; Binding Agreement.

(i)Except in the case of a merger involving the Company with respect to which under applicable law the surviving corporation of such merger will be obligated under this Agreement in the same manner and to the same extent as the Company would have been required if no such merger had taken place, the Company will require any successor, by purchase or otherwise, to all or substantially all of the business and/or assets of the Partnership Group, to execute an agreement whereby such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place and expressly agrees that Executive may enforce this Agreement against such successor.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to the business and/or assets of the Partnership Group as aforesaid that executes and delivers the agreement provided for in this Section 6(d)(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die prior to payment of any amount that is otherwise payable under this Agreement, any such amount shall be paid in accordance with the terms of this Agreement to Executive’s beneficiary as designated in writing by Executive and submitted to and accepted by the Company, or to Executive’s estate if no valid beneficiary designation exists or if the beneficiary dies prior to payment of such amount.  If Executive is married and wishes to name a beneficiary other than Executive’s spouse, that spouse must irrevocably consent in writing to the naming of a different beneficiary and such irrevocable written consent must be submitted to and accepted by the Company.  The Company is entitled, but not required, to rely on Executive’s representations as to his marital status and the identity of his spouse, if any, without any duty to inquire.  Executive is required to notify the Company promptly in writing of any change in his marital status.

(e)TETRA Equivalent Job.  In the event Executive accepts a TETRA Equivalent Job, the provisions of this Section 6(e) shall be applicable and shall survive Executive’s Termination by the Company:

(i)Subject to Executive’s execution and non-revocation of a Release of Claims as contemplated by Section 3(c) for the benefit of TETRA and the terms and conditions of Section 3(d), if during the two-year period immediately following the commencement of Executive’s employment with TETRA pursuant to a TETRA Equivalent Job Executive is Terminated by TETRA other than for Cause or Executive resigns for Good Reason (either such event being referred to as a “TETRA Termination”):  (A) TETRA shall pay to Executive, on the 60th day following the date of such TETRA Termination, an amount, in a single lump sum payment, equal to that as provided in Section 3(a), and (B) all outstanding equity awards issued by TETRA and the Partnership and held by Executive shall be treated in accordance with Section 3(b). Any such payment by TETRA to Executive shall be subject to the provisions of Section 5.

(ii)For purposes of this Section 6(e): (A) “Base Salary” shall be determined in accordance with the definition thereof during the two-year period immediately following the commencement of Executive’s employment with TETRA pursuant to a TETRA Equivalent Job, and (B) all references to the “Company” in the definitions set forth in Annex I shall refer to TETRA, as appropriate.

(iii)The payments and benefits set forth in this Section 6(e) shall be the sole payments and benefits to which Executive is entitled following Executive’s employment with TETRA pursuant to a TETRA Equivalent Job and Executive shall no longer be entitled to any payments or benefits upon a Change of Control.

(f)Notice.  All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

CSI Compressco GP Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

Attn:  President

Facsimile No.:  281-364-4398

If to Executive:

Roy E. McNiven

______________________

______________________

(g)Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and by the Chairman of the Board or the President of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(i)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(j)Descriptive Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(k)Corporate Approval.  This Agreement has been approved by the Board, or a committee thereof, and has been duly executed and delivered by Executive and on behalf of the Company by its duly authorized representative.

(l)Disputes.  The parties agree to resolve any claim or controversy arising out of or relating to this Agreement by binding arbitration under the Federal Arbitration Act before one arbitrator in the City of Houston, State of Texas, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The Company shall reimburse Executive, on a current basis, for all legal fees and expenses incurred by Executive in connection with any dispute arising under this Agreement, including, without limitation, the fees and expenses of the arbitrator, unless the arbitrator finds Executive brought such claim in bad faith, in which event each party shall pay its own costs and expenses and Executive shall repay to the Company any fees and expenses previously paid on Executive’s behalf by the Company.

The parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth.  The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

(m)Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all taxes it is required to withhold pursuant to any applicable law or regulation.

(n)No Guarantee of Tax Consequences.  The Company makes no commitment or guarantee to Executive that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Agreement and assumes no liability whatsoever for the tax consequences to Executive or to any other person eligible for benefits under this Agreement.

(o)Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, payable pursuant to this Agreement or any other agreement or arrangement with the Company or an affiliate which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or an affiliate pursuant to any such law, government regulation or stock exchange listing requirement).

(p)No Employment Agreement.  Nothing in this Agreement shall give Executive any rights to (or impose any obligations for) continued employment by the Company, any Affiliate, any member of the Partnership Group or any successors, nor shall it give the Company any rights (or impose any obligations) with respect to continued performance of duties by Executive for the Company or any of its affiliates or any successors.

(q)Entire Agreement.  This instrument contains the entire agreement of Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds and replaces in full any prior and contemporaneous promises, representations, understandings, arrangements and agreements between the parties relating to the subject matter hereof, whether written or oral.  However, nothing in this Agreement shall affect Executive’s rights under such compensation and benefit plans and programs of the Company in which Executive may participate, except as may be explicitly provided in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in one or more counterparts effective for all purposes as of the Effective Date.

CSI COMPRESSCO GP INC.

By: /s / Brady M. Murphy
Name: Brady M. Murphy
Title: President
EXECUTIVE

/s/ Roy E. McNiven
Name:Roy E. McNiven

Signature Page to Change of Control Agreement

ANNEX I

TO

CHANGE OF CONTROL AGREEMENT

Definitions:

1.Accrued Obligations.  “Accrued Obligations” shall mean accrued but unpaid base salary through the Date of Termination, unpaid vacation and expense reimbursements payable to Executive, which shall be paid in accordance with the Company’s normal payroll and expense reimbursement practices and in accordance with this Agreement.

2.Affiliate.  “Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Board, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

3.Annual Bonus.  “Annual Bonus” shall mean (i) any annual incentive award(s) payable to Executive pursuant to TETRA’s Cash Incentive Compensation Plan, or any successor plan as adopted by TETRA and in which the Executive participates, and (ii) any other annual cash incentive or bonus award(s) granted by the Company or TETRA to the Executive.

4.Base Salary. “Base Salary” shall mean an Executive’s highest annual rate of base salary in effect at any time during the period beginning six (6) months preceding the Change of Control and throughout the Protected Period, without reduction by payroll deductions and withholdings, including but not limited to, elective contributions made on the Executive’s behalf pursuant to a plan maintained under Code Sections 125 or 401, and any other reductions of the Executive’s remuneration, but excluding bonuses, severance pay and other amounts in lieu of base salary and any other amounts not considered base salary under the Company’s normal payroll practices.

5.Board. “Board” shall mean the Board of Directors of the Company.

6.Cause.  “Cause” shall mean the following: (i) a willful breach in any material respect by Executive of a fiduciary duty to the Company, any Affiliate, or any member of the Partnership Group; (ii) a conviction of Executive (or a plea of guilty or a plea of nolo contendere in lieu thereof) by a court of competent jurisdiction for any felony or, with respect to his employment, for a crime involving fraud, embezzlement, dishonesty or moral turpitude, from which conviction no further appeal may be taken; (iii) the failure of the Executive to substantially follow the reasonable and lawful written instructions or policies of the Board or of the Company with respect to the services to be rendered and the manner of rendering such services by Executive; (iv) the willful failure of Executive to render any material services to the Company, any Affiliate, or to any member of the Partnership Group in accordance with any employment or similar

Annex-1

arrangement to which Executive is subject, which failure amounts to a material neglect of Executive’s duties to the Company or such other entity.  Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for Cause unless (A) reasonable notice shall have been given to him setting forth in detail the reasons for the Company’s intention to terminate for Cause, and if such Termination is pursuant to clause (i), (iii) or (iv) above and such breach or action is curable, only if Executive has been provided a period of thirty (30) days from receipt of such notice to cease the actions or inactions or otherwise cure such breach, and he has not done so; (B) an opportunity shall have been provided for the Executive to be heard before the Board; and (C) if such Termination is pursuant to clause (i), (ii) or (iii) above, delivery shall have been made to Executive of a notice of Termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive, if applicable) that the condition set forth in clause (i), (ii) or (iii) above has been satisfied.

7.Change of Control. A “Change of Control” shall be deemed to have occurred upon any of the following events:

(a)As it relates to the Partnership Group:

(i)the limited partners of the Partnership approve, in one transaction or a series of transactions, a plan of complete liquidation of the Partnership;

(ii)the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or any Affiliate of the Company;

(iii)a transaction resulting in a Person other than the Company (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or any Affiliate thereof being the general partner of the Partnership (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof); or

(iv)the acquisition of the Company by a Person other than TETRA (or its successor or survivor by way of merger, consolidation, or some other transaction, or a parent or subsidiary thereof) or any of its Affiliates (for purposes of this clause (iv), Affiliates of TETRA shall not include the Partnership in the event the Partnership acquires the Company).

(b)As it relates to TETRA:

(i)any Person other than (A) TETRA or any of its subsidiaries, (B) any employee benefit plan of TETRA or any of its subsidiaries, (C) or any affiliate (which, for purposes herein, shall have the same meaning as Affiliate as defined herein) of TETRA, (D) a company owned, directly or indirectly, by stockholders of TETRA in substantially the same proportions as their ownership of TETRA, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TETRA representing more than 50% of the shares of voting stock of TETRA then outstanding;

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(ii)the consummation of any merger, reorganization, business combination or consolidation of TETRA or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of TETRA outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of TETRA or the surviving company or the parent of such surviving company;

(iii)the consummation of a sale or disposition by TETRA of all or substantially all of TETRA’s assets, other than a sale or disposition if the holders of the voting securities of TETRA outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv)the stockholders of TETRA approve a plan of complete liquidation or dissolution of TETRA; or

(v)individuals who, as of the date of this Agreement, constitute the Board of Directors of TETRA (the “Incumbent TETRA Board”) cease for any reason to constitute at least a majority of the Board of Directors of TETRA; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by TETRA’s stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent TETRA Board, shall be considered as though such individual were a member of the Incumbent TETRA Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of TETRA.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1)  a Change of Control under the applicable clauses (i) through (v) above, as applicable, and (2) a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

8.Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.Confidential Information.  “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Partnership Group, disclosed to the Partnership Group in confidence by third parties or licensed from any third parties, which, at any time during Executive’s employment by the Company, is developed, designed or discovered or otherwise acquired or learned by Executive and which relates

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to the Partnership Group or its partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties.  Notwithstanding the foregoing, Confidential Information shall not include any information that becomes generally available to the public other than as a result of any disclosure or act of Executive in violation of the terms of this Agreement.

10.Date of Qualifying Termination.  “Date of Qualifying Termination” shall mean, assuming a Qualifying Termination occurs, the later of the Date of Termination or the date of a Change of Control.

11.Date of Termination.  “Date of Termination” shall mean the date Executive experiences a Termination.

12.Disability.  “Disability” means Executive is entitled to long-term disability benefits under the Company’s long-term disability plan.

13.Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

14.Good Reason.  “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:

(a)Other than as part of a TETRA Equivalent Job, a material diminution in Executive’s authority, duties or responsibilities, which shall include, without limitation, Executive no longer acting as a senior vice president of the Company or having the authority, duties or responsibilities associated with such position;

(b)A material diminution in Executive’s Base Salary.

(c)A material reduction in Executive’s Target Annual Bonus percentage opportunity and Target Long Term Bonus percentage opportunity as in effect immediately prior to the Change of Control;

(d)A material reduction in Executive’s employee benefits (without regard to bonus compensation, if any) if such reduction results in Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable officers of the Company generally;

(e)Executive’s being required to be based at any other office or location of employment more than 50 miles from Executive’s primary office or location of employment immediately prior to the Change of Control;

(f)The failure of the Company to obtain an assumption of this Agreement by any successor as contemplated in Section 6(d); or

(g)Any other action or inaction that constitutes a material breach by the Company or by any successor of the terms of this Agreement.

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Executive must give the Company a Notice of Termination within 90 days of the date of initial existence of the condition constituting Good Reason.  If Executive fails to give such Notice of Termination timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such condition.  The Company shall have 30 days from the date of such Notice of Termination to cure the condition.  If the Company cures the condition, such Notice of Termination shall be deemed rescinded.  If the Company fails to cure the condition timely, Executive shall be deemed to have terminated employment at the end of such 30-day period.

15.IRS.  “IRS” shall mean the Internal Revenue Service.

16.Long Term Bonus.  “Long Term Bonus” shall mean (i) any long-term incentive award(s) payable to Executive pursuant to the TETRA’s Cash Incentive Compensation Plan, or any successor plan as adopted by TETRA and in which the Executive participates, and (ii) any other long term cash incentive or bonus award(s) granted by the Company or TETRA to the Executive.

17.Notice of Termination.  “Notice of Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances for Termination for Good Reason.  Such Notice of Termination shall be subject to the Company’s 30-day cure period.

18.Person.  “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

19.Protected Period.  The “Protected Period” shall mean the period of time beginning with the Change of Control and ending on the two-year anniversary of such Change of Control or Executive’s death, if earlier; provided, however, if Executive’s employment with the Company is terminated by the Company other than for Cause during the Term and within six months prior to the date on which a Change of Control occurs (e.g., not during the Protected Period), and it is reasonably demonstrated by Executive that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then for purposes of determining whether a Qualifying Termination has occurred and only for such purposes, the Change of Control shall be deemed to have occurred on the date immediately prior to the Date of Termination and Executive shall be deemed to have experienced a Qualifying Termination by the Company other than for Cause.  Notwithstanding the foregoing proviso, if Executive’s employment is terminated by the Company during the Term and within six months prior to the date on which a Change of Control occurs in connection with an offer of a job at TETRA that is substantially similar in nature and includes compensation no less than the compensation then paid by the Company (a “TETRA Equivalent Job”), there shall not be deemed to have occurred a Qualifying Termination.

20.Qualifying Termination.  A “Qualifying Termination” shall mean Termination occurring during the Protected Period that is the result of either (a) a unilateral and involuntary Termination by the Company other than for Cause, when Executive remains willing and able to continue providing services or (b) resignation occurring by Executive for Good Reason.  Termination of Executive’s employment during the Protected Period for any other reason, including Executive’s death or Disability, a Termination by the Company for Cause or a

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Termination by Executive other than for Good Reason shall not constitute a Qualifying Termination.  Notwithstanding the foregoing, in the event of a Change of Control as defined in Section 7(a) of this Annex I in which Executive shall either be terminated other than for Cause or resign for Good Reason, if TETRA offers to Executive a TETRA Equivalent Job, any such termination or resignation shall not constitute a “Qualifying Termination,” regardless of whether of whether Executive accepts such TETRA Equivalent Job.

21.Partnership Group.  “Partnership Group” shall mean the Company, the Partnership, and all direct and indirect subsidiaries of the Company and the Partnership.

22.Restricted Area.  “Restricted Area” shall mean any state in the United States, or any country in which the Partnership Group engages in any Restricted Business at the Date of Termination or within the six (6) month period preceding the Date of Termination.

23.Restricted Business.  “Restricted Business” shall mean any business or activity that is competitive with a business in which the Partnership Group engaged during the twelve month period immediately preceding the Date of Termination.

24.Section 409A Rules.   “Section 409A Rules” shall mean Section 409A of the Code and the Treasury Regulations and administrative guidance promulgated thereunder

25.Target Annual Bonus.  “Target Annual Bonus” shall mean the target incentive award opportunity for Executive as established with respect to any Annual Bonus.

26.Target Long Term Bonus.  “Target Long Term Bonus” shall mean the target incentive award opportunity for Executive as established with respect to any Long Term Bonus.

27.Term.  “Term” shall have the meaning set forth in Section 1 of this Agreement.

28.Termination.  “Termination” shall mean the permanent cessation of the provision of services for compensation by Executive to the Company and all affiliates and successors of the Company in any capacity, including but not limited to that of an employee or an independent contractor, where Executive and the Company reasonably anticipate that no further services will be performed and which constitutes a “separation from service” within the meaning of the Section 409A Rules.

29.Termination Year.  “Termination Year” shall mean the calendar year during which the Date of Termination occurs.

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EXHIBIT A

TO

CHANGE OF CONTROL AGREEMENT

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is entered into by and between Roy E. McNiven (“Executive”) and CSI Compressco GP Inc., a Delaware corporation (the “Company”), as the general partner of CSI Compressco LP (the “Partnership”) as follows:

WHEREAS, Executive and the Company have entered into that certain Change of Control Agreement (the “Change of Control Agreement”) dated November 20, 2017 which sets forth certain covenants and agreements between the parties relating to a Change of Control including, without limitation, certain payments and benefits to be provided by the Company to Executive upon a Qualifying Termination (as defined in the Change of Control Agreement); and

WHEREAS, the Change of Control Agreement contemplates that Executive will execute and deliver to the Company this Release Agreement within 50 days of a Qualifying Termination, and the Executive and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of Executive by the Company, its Affiliates and any member of the Partnership Group.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Change of Control Agreement, the parties agree as follows:

1.Definitions.  All capitalized terms not otherwise defined in this Release Agreement shall have the meaning ascribed thereto in the Change of Control Agreement.

2.Qualifying Termination Payments and Conditions.

(a)Executive and the Company acknowledge and agree that the Date of Termination is _______________, 20__.

(b)Subject to the terms and conditions of the Change of Control Agreement, including Executive’s execution and delivery of this Release Agreement and non-revocation of the ADEA Release contained herein, the Company agrees pay to Executive the benefits described in Section 3 of the Change of Control Agreement in the manner set forth therein.

3.General Release.  In consideration of the benefits set forth herein and in the Change of Control Agreement, Executive hereby fully, finally, and completely releases the Company, the Partnership, TETRA, their respective predecessors, successors, subsidiaries, stockholders, unitholders and affiliates and the officers, directors, partners, managers, control persons, employees, agents, attorneys, representatives and assigns of any of them (collectively, the “Released Parties”), from any and all liabilities, claims, actions, losses, expenses, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), arising from, relating to, or in any way connected with, any

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facts or events occurring on or before the execution of this Release Agreement that he/she may have against any Released Parties, including, but not limited to any such Claims arising out of or in any way related to Executive’s employment with the Company, an Affiliate, or any member of the Partnership Group, or the termination of such employment, including but not limited to, any violation of any federal, state or local statute, any breach of contract, any wrongful termination, or other tort or cause of action.  Executive confirms that this Release Agreement was neither procured by fraud nor signed under duress or coercion.  Further, Executive waives and releases the Released Parties from any Claims that this Release Agreement was procured by fraud or signed under duress or coercion so as to make the Release Agreement not binding.  Executive understands and agrees that by signing this Release Agreement, he is giving up the right to pursue any legal Claims released herein that he may currently have against any Released Parties, whether or not he is aware of such Claims, and specifically agrees and covenants not to bring any legal action for any Claims released herein.  The only claims that are excluded from this Release Agreement are (i) Claims arising after the date of this Release Agreement, if any, including any future Claims relating to the Company’s performance of its obligations under the Change of Control Agreement, (ii) any Claims that cannot be waived by law, provided that Executive does waive, however, his right to any monetary recovery if any governmental agency pursues any claims on his behalf, (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iv) claims to any benefit entitlements vested as of the Date of Termination pursuant to the terms of any employee benefit plan of the Company or its direct or indirect subsidiaries or affiliates, (v) claims related to Executive’s ownership of vested equity securities of the Partnership or TETRA Technologies, Inc., and (v) Executive’s rights to indemnification by the Company or its direct or indirect subsidiaries or affiliates.

4.ADEA Release.  Executive hereby completely and forever releases and irrevocably discharges the Released Parties, from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date Executive signs this Release Agreement (the “ADEA Release”), and hereby acknowledges and agrees that: (i) this Release Agreement, including the ADEA Release, was negotiated at arm’s length; (ii) this Release Agreement, including the ADEA Release, is worded in a manner that Executive fully understands; (iii) Executive specifically waives any rights or claims under the ADEA; (iv) Executive knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement, including the ADEA Release; (v) Executive acknowledges and understands that any Claims under the ADEA that may arise after the date of this Release Agreement are not waived; (vi) the rights and claims waived in this Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which Executive was already entitled; (vii) Executive has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release; (viii) Executive acknowledges that he has been given a period of up to twenty-one (21) days from receipt of this Release Agreement to consider the ADEA Release prior to executing it and acknowledges and agrees that any discussions between Executive and the Company concerning the terms of this Release Agreement and/or any change in the terms of this Release Agreement after the date that Executive first receives this Release Agreement shall not affect or restart such twenty-one (21) day consideration period; and (ix) Executive understands that he has been given a period of seven (7) days from the date of the execution of this Release Agreement to revoke the ADEA Release, and understands and acknowledges

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that the ADEA Release will not become effective or enforceable until the revocation period has expired.  If Executive elects to revoke this ADEA Release, revocation must be in writing and presented to __________________, __________________, CSI Compressco GP Inc., 24955 Interstate 45 North, The Woodlands, Texas  77380, within seven (7) days from the date of the execution of the Release Agreement.

5.Miscellaneous.  This Release Agreement is being executed and delivered pursuant to the terms and provisions of the Change of Control Agreement and shall not affect or diminish any of the rights and obligations of the parties thereunder, which shall continue to be effective and survive the execution of this Release Agreement.  This Release Agreement shall be subject to the terms and provision of Section 6 of the Change of Control Agreement, which is incorporated herein, mutatis mutandis.

CSI COMPRESSCO GP INC.	ROY E. MCNIVEN

By:
Its:
Date:	Date:
Address:

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